Bill Wells - Media

SpectRx Inc (770) 242-8723

SpectRx, Inc. Announces Planned Reorganization; Focus on Cervical Cancer Detection

Norcross, GA (March 15, 2007) -- SpectRx, Inc. (OTCBB: SPRX) today announced it plans to restructure the company around its proprietary non-invasive cancer detection technology, focusing on bringing its painless cervical cancer detection test to market.

The plan to reorganize the company follows the restructuring of $4.7 million of its debt into three year convertible notes, which was announced on March 12, 2007. As part of the reorganization, the company plans to sell its SimpleChoice® insulin pump infusion set business in order to raise additional capital needed for the cervical cancer program. The company also plans to continue its efforts to find a new partner for its continuous glucose monitoring technology and to explore oncology applications for its interstitial fluid collection technology. Pending shareholder approval, the company also plans to change its name to better reflect the new direction of the business.

"I believe that having the company focus its resources and talent on developing the non-invasive cancer detection technology is the best strategy for success in the marketplace and in the best interest of our shareholders," said Mark A. Samuels chairman and CEO of SpectRx, Inc. "The reorganization should also provide a better means for acquiring additional capital resources to quickly complete our FDA pivotal clinical trials and to submit our application to the FDA, set up a sales and marketing organization, secure a CE mark and prepare to launch our first product in international markets."

The SpectRx non-invasive cervical cancer detection test uses light to scan the cervix for disease. The test is designed to be painless and to provide results immediately. It is also designed to be performed by a technician, freeing the physician to see other patients. The system consists of a base unit and a single-patient-use disposable calibration and patient interface. The test is currently undergoing the U.S. Food and Drug Administration pivotal clinical trial necessary to apply for regulatory approval.

The non-invasive cervical cancer detection test could reduce unnecessary cervical biopsies by 55% while accurately detecting disease, according to results of a study published in the January 2007 edition of the Journal of Lower Genital Tract Disease.

Certain aspects of the planned reorganization are subject to shareholder approval. The items will be voted on at the company's annual shareholders meeting set for May 24, 2007 at 10 a.m. at SpectRx offices located at 4955 Avalon Ridge Parkway, Suite 300, Norcross, Georgia. Shareholders of record as of April 9, 2007 are eligible to vote in the annual meeting.

About SpectRx

SpectRx, Inc. (OTCBB: SPRX) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to quickly eliminate false positive Pap and HPV results and discover cervical disease missed by existing tests. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately. For more information, visit www.spectrx.com or www.guidedtherapeutics.com.

The SpectRx Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, and subsequent quarterly reports.

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